CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report on Emerging Markets Opportunity Fund dated July 16, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A No. 2-88816 and 811-3940) of Strategic Funds, Inc.

ERNST & YOUNG LLP
New York, New York September 24, 2007